Exhibit (j) under Form N-1A
                                            Exhibit (23) under Item 601/Reg. S-K


   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Institutional Shares, Institutional Service Shares, Class A Shares, and Class Y Shares Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for Federated Short-Term Income Fund in Post-Effective Amendment Number 54 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Short-Term Income Fund and to the incorporation by reference of our report, dated June 8, 2005, on Federated Short-Term Income Fund (one of the portfolios comprising the Federated Income Securities Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2005.



                                                   ERNST & YOUNG LLP


Boston, Massachusetts
June 24, 2005